AAON Announces CFO Transition and Strengthens Executive Leadership Team

TULSA, OK, April 2, 2026 — AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), a leader in high-performance and energy-efficient HVAC solutions, announces a transition in the Chief Financial Officer (CFO) role and the addition of a General Counsel. The leadership changes reflect the Company’s continued focus on disciplined execution, strong governance, and long-term value creation.

Andy Cheung will join AAON on April 20, 2026, as its Executive Vice President and Chief Financial Officer. In this role, Cheung will be responsible for overseeing all financial operations and investment strategy to support the Company’s rapidly growing business and reinforce financial discipline as it scales. Cheung most recently served as Executive Vice President and CFO at Commercial Vehicle Group Inc. for the past three years. Previously, Cheung had spent more than 25 years in various senior financial leadership positions within the HVAC and automotive industries. Cheung holds an MBA from the University of Chicago.

“I’m excited to join the Company at an important time in its growth,” Cheung said. “Their focus on innovation and delivering high-quality, customer-driven solutions has created a strong foundation, and I look forward to partnering with the team to support its next phase of disciplined growth and value creation.”

Cheung will succeed AAON’s current CFO, Rebecca Thompson, as part of a well-planned leadership transition. Thompson will fill the role of Chief Accounting Officer, a position she previously held prior to becoming the Company’s CFO in 2021. Thompson will continue to leverage her expertise as a licensed certified public accountant and her deep knowledge of the Company’s systems and processes to strengthen financial reporting, governance, and the efficiency of accounting activities across the organization.

Luke Bomer joined the Company on April 1 in the newly created role of General Counsel. In this role, Bomer will support increased focus on governance, compliance, and risk management as the business continues to expand. An alumnus of the University of Tulsa College of Law, Bomer distinguished himself as an attorney at the Tulsa-based firm of Johnson & Jones for nearly two decades. He brings extensive expertise in corporate law, securities law, mergers and acquisitions, taxation, and charitable foundations. Bomer is also very familiar with AAON, having served as its outside counsel and corporate secretary since 2015.

“I am honored to join AAON during this exciting period of growth,” Bomer said. “I have had the pleasure of working with them for nearly 19 years during my tenure at Johnson & Jones. This experience has led to a deep admiration for their focus on innovation and unwavering commitment to its customers and team members. I look forward to partnering with the leadership team in this new role to facilitate disciplined execution and create long-term shareholder value.”

“I am very excited to add Andy and Luke to our team,” said President and CEO Matt Tobolski, “and for the refocusing of Rebecca’s expertise in service of our accounting functions. The opportunities ahead of us are immense, and we are confident that Andy, Luke, and Rebecca will strengthen our ability to execute with discipline, reinforce our governance framework, and deliver long-term value for our customers and shareholders.”

About AAON, Inc.
Founded in 1988, AAON, Inc. is a leader in HVAC solutions for commercial and industrial indoor environments. The Company’s industry-leading approach to design and manufacturing creates a premier ownership experience with greater efficiency, performance, and long-term value. AAON, Inc. is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allow their engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com